                                                                 EXHIBIT 11.1



                                 LEUKOSITE, INC.
               COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE


                                                       THREE MONTHS ENDED SEPTEMBER. 30,     NINE MONTHS ENDED SEPTEMBER 30,
                                                            1996               1997             1996                 1997
                                                        -----------         -----------      -----------         -----------

Net Loss                                                $(1,812,679)        $(3,269,215)     $(5,646,099)        $(6,969,331)
                                                        ===========         ===========      ===========         ============

Shares used in computing pro forma net loss per
  common share:
Weighted average common stock outstanding
  during the period                                       1,074,990           2,550,668        1,059,566           1,584,277
Conversion of redeemable convertible
  preferred stock and convertible preferred
  stock (1)                                               4,830,498           5,535,632        4,830,498           5,535,632
Dilutive effect of common equivalent shares
  issued subsequent to June 26, 1996 (2)                        142                  71              142                  47
                                                        -----------         -----------      -----------         -----------


                                                          5,905,630           8,086,371        5,890,206           7,119,956
                                                        ===========         ===========      ===========         ===========

Pro forma net loss per common share                     $      (.31)        $      (.40)      $     (.96)        $      (.98)
                                                        ===========         ===========      ===========         ===========
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(1) Effective upon the closing of the Company's initial public offering of common stock, all shares of redeemable convertible preferred stock and convertible preferred stock automatically converted into common stock.
Accordingly, these shares have been included as outstanding for all periods presented.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
83, common stock, preferred stock, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the filing date of the Company's
Registration Statement for its initial public offering have been included as outstanding for all periods through the date of the offering. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.